PRESS RELEASE

Available for Immediate Publication:  October 29, 2007

Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
     David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
     Web Site www.ccow.com

CAPITAL CORP OF THE WEST TO MEET WITH EAST COAST AND MIDWEST INVESTORS THIS WEEK

Merced, CA – October 29, 2007 – Capital Corp of the West (NASDAQ:CCOW) announced today that Tom Hawker, Chief Executive Officer, will be meeting with various East Coast and Midwest investors this week.  A copy of the presentation can be found under the investor relations link on the Company’s website at http://www.ccow.com.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 30 years of service as “Central California’s Community Bank.”  Currently County Bank has thirty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara, Sacramento, and Tuolumne.  As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has significant retail branches.  This ranks County Bank fifth out of forty-one financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or David Heaberlin, Chief Financial Officer, at (209) 725-7435.